Exhibit 10.2

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (the "Agreement") is made and entered into on this 13th day of August, 2018 (the “Effective Date”), by and among Precept Brands LLC, a Washington limited liability company (“Precept”), on the one hand, and Truett-Hurst, Inc., a Delaware corporation (“Truett”) and H.D.D. LLC, a California limited liability company (“HDD” or “Seller”), on the other hand. Precept, Truett and HDD are sometimes referred to herein collectively as the “Parties” and sometimes referred to individually as a “Party”. All terms not defined herein shall have the same meanings ascribed to them in the Asset Purchase Agreement (as defined below).

RECITALS

WHEREAS, pursuant to that certain Asset Purchase Agreement (the “Asset Purchase Agreement”) dated as of August 13, 2018, by and among Precept, Truett and HDD, Seller has sold and Precept has acquired the Purchased Assets for operation of Seller’s Wholesale Wine Business, on the terms and subject to the conditions set forth in the Asset Purchase Agreement;

WHEREAS, the Asset Purchase Agreement provides that Seller and Precept shall at the Closing enter into an agreement relating to certain transition services to be provided by Seller to Precept; and

NOW, THEREFORE, in consideration of the premises and the mutual terms, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto do agree as follows:

Article I.           SERVICES

Section 1.01      Nature of Services. During the period beginning on the Effective Date and ending on the periods and at the costs set forth on Exhibit A (each such period, the “Service Period”), Seller shall provide to Precept the Services (as defined below) in a manner consistent with the manner in which Seller performs the same or similar services internally, and in accordance with this Agreement. For purposes of this Agreement, “Services” shall mean collectively all of the transition services set forth herein (and any services and functions not specifically described in this Agreement that are required for the proper performance and provision of the transition services).

Section 1.02       Cooperation of the Parties. The Parties shall use good faith efforts to cooperate with each other in all matters related to the provision and receipt of Services, including, but not limited to, exchanging necessary information and obtaining all consents and approvals, if any, required for the performance of this Agreement by the Parties. The Parties hereby agree to make all modifications and amendments to this Agreement to comply with the requirements of any regulatory authority or laws pertaining to or governing any of the Services.

Section 1.03      Acknowledgment and Representation. Precept understands that Seller is not in the business of providing Services to third parties and has no long-term interest in continuing the provision of any or all of the Services under this Agreement. Precept agrees to transition to its own internal organization or other third party suppliers for the provision of each of the Services as promptly as reasonably practicable.

Article II.          AGREEMENTS REGARDING SERVICES

Section 2.01       Custom Crush

(a)	Winemaking Services. Seller will produce the wines for the 2018 harvest in connection with Seller’s Wholesale Wine Business (referred to herein as “Precept’s Wine”), in consultation with Precept with due care and in accordance with generally accepted winemaking practices in California and all laws and regulations, and subject to the following terms and conditions: (i) all wines will be segregated and clearly marked at all times as the property of Precept; (ii) Seller shall, at the request of Precept, apply for any required federal certificate of label approvals (“COLAs”) for Precept’s Wines; and (iii) in consultation with Seller, Precept shall have the right to reasonably inspect or monitor all aspects of the winemaking and bottling process, if applicable.

(b)	Term. Subject to the terms of this Agreement, the Parties intend that custom crush services shall cover wines to be produced for the 2018 harvest only, subject to early termination in accordance with Article IV below. Neither Party is obligated to continue custom crush services under this Agreement with respect to any harvests after 2018 absent a specific written agreement between the Parties.

(c)	Wines Produced. The Parties have agreed that the anticipated production of Precept’s Wines pursuant to this Agreement for the 2018 harvest shall be as specified on Schedule 1 attached hereto.

(d)	Grape Sourcing. The Parties agree that all grapes to be used in the production Precept’s Wines under this Agreement will be provided or purchased by Seller in connection with existing grape purchase agreements previously disclosed to Precept. Upon Precept’s reasonable request, Seller will work with Precept during the Service Period to negotiate new grape purchase agreements or the transfer of all or a portion of Seller’s rights under its existing grape purchase agreement with Seller’s providers for future harvests. Upon termination of this Agreement, all outstanding grape (or juice) contracts will remain with Seller to the extent not otherwise assigned to and assumed by Precept during the Service Period.

(e)	Storage Services. All fermenting and fermented wine and cased goods will be stored in conditions similar to the storage of Seller’s own wines. All fermenting and fermented wines and cased goods will be segregated and clearly marked at all times as wines owned by Precept as herein provided. Seller will not transport any wines from their facilities without Precept’s written consent, such consent not to be unreasonably withheld or delayed so long as the transport or movement of Precept’s bulk, fermenting, fermented wines and cased goods does not add additional costs for Precept. Seller shall provide Precept with reasonable advance notice in writing of such proposed removal and the place to where the same will be removed.

(f)	Production Costs. Seller shall pay all third party costs for grape sourcing, bulk wine, winemaking services and storage services required to produce the wines for the 2018 harvest. The fees paid by Precept to Seller under Article III, presume all third party costs for grape sourcing, bulk wine, winemaking services and storage services required to produce the wines for the 2018 harvest have been paid in full by Seller.

(g)	Regulatory Reporting and Tax Payments. All wines produced pursuant to this Agreement will be reported by Seller on its federal bond. Precept will pay all excise taxes payable, if any, in connection with the delivery of the wines to Precept prior to and as a condition of delivery.

(h)	Insurance.

(i)	Seller. Seller shall maintain commercial general liability and physical damage insurance in amounts and on terms determined by Seller in its discretion.

(ii)	Precept. During the Service period, Precept shall insure, at its cost and expense, Precept’s Wine, Precept’s cooperage and bottling supplies against all risks and perils, including any harm, loss, deterioration, reductions in quality or value, or destruction by fire, theft, vandalism, negligence, acts of God, or any other cause, including any such loss or harm caused by any act or omission of Seller occurring during the processing, handling or storage of Precept’s wine for the period of time in which Precept’s wine remains with Seller or at a third-party facility. Seller shall be named an additional insured on such insurance. A Certificate of Insurance must be presented to Seller as proof of the existence of such insurance before Seller will be obligated to provide any services to Precept hereunder.

(i)	Title, Risk and Liens. Title and risk to the wines produced pursuant to this Agreement shall remain with Precept at all times. Precept acknowledges that Precept’s title is subject to the following: (a) any statutory grower’s lien that may attach to the wines; (b) any statutory special liens in favor of Seller; and/or (c) a warehouse lien under California Commercial Code Section 7209. Seller shall indemnify Precept for any expenses Precept incurs in satisfying any grower’s lien or warehouse lien on Precept’s Wine produced pursuant to this Agreement, which liens arise from Seller’s failure to pay third party growers or third party storage fees.

Section 2.02      Production and Procurement. In addition to the custom crush services described in Section 2.01 above, Seller will provide:

(a)	Procurement Support: Seller will procure all bottling and packaging materials necessary for the production of the Precept’s Wines, including but not limited to bottles, corks, caps, labels, tape, box labels, pallets, and wrap at Precept’s sole cost and expense.

(b)	Production Support: Seller will provide Precept with production support, including coordinating winemaking and procurement scheduling services.

Section 2.03       Fulfillment. Seller will retain one employee during the thirty (30) day period following the Effective Date to receive orders for Precepts Wine, to transition orders for Precept’s Wine to Precept and to assist with general logistics and fulfillment of orders for Precept’s Wine.

Section 2.04       COLA Applications and Brand Registrations

(a)	COLA Applications. Attached at Schedule II is a list of all currently active COLAs associated with the Brands. In addition to new COLAs secured by Seller pursuant to Section 2.01(a), if any, Seller with cooperate with Precept to secure new COLAs for the Brands as necessary in connection with Precept’s purchase and operation of the Wholesale Wine Business.

(b)	Brand Registrations. Attached at Schedule III is a list of all brand registrations completed by Seller or Seller’s distributors for the Brands. Seller with cooperate with Precept to secure new brand registrations as required by applicable law in connection with Precept’s purchase and operation of the Wholesale Wine Business.

Section 2.05         Office Rent. From November 1, 2018 through October 31, 2019, Seller will sublease to Precept one furnished office in Seller’s office space in Seller’s offices at 165 Foss Creek Circle, Healdsburg, CA 95448 for use by Phillip Hurst.

Article III.         FEES AND Payment

Section 3.01       General Fees

(a)	Custom Crush Fee. Precept will pay Seller a fee for the production of Precept’s Wines based on the cost to Seller for providing such services based on an agreed budget for the harvest and the amount and type of wine produced. The agreed budget for wines to be produced from the 2018 harvest is attached as Schedule I. The aggregate amount of the budgeted fee for each harvest shall be paid by installments with the first such payment being due not later than the last day of the first month in which grapes for the applicable harvest are delivered to Seller.

(b)	Barrel Storage Fee. Precept shall pay Seller a monthly barrel storage fee for wine crushed and stored by Seller in accordance with the prices set forth on Exhibit A.

(c)	Third Party Expenses. Precept will reimburse Seller for all third party out of pocket expenses incurred in connection with the wines including, without limitation, the cost of supply procurement, grapes and transportation. Third party expenses incurred by Seller will be billed at cost monthly by Seller. Seller will provide copies of applicable invoices with Seller’s invoice and any other supporting documentation reasonably required by Precept.

(d)	Production and Fulfillment Expenses. Precept will be billed at the rates set forth in Exhibit A for these expenses.

(e)	Lease Payment. Precept will pay Seller $540.00 per month for the office space provision.

(f)	Additional Services. Seller may elect to provide additional Services in connection with this Agreement, including those necessitated by factors or circumstances not anticipated by the parties, upon consent of Precept at rates to be agreed by Precept (such consent and agreement not to be unreasonably withheld or delayed).

Section	3.02 Payment Terms

(a)	Invoices. Seller will deliver a detailed invoice specifying the services rendered in each month plus such additional supporting documentation as may be reasonably requested by Precept. Payments are due within fourteen (14) days of receipt of an invoice by Precept.

(b)	Interest. Unpaid invoices overdue by thirty (30) days or more shall accrue monthly interest from the due date for payment until payment in full at a rate of the lower of (i) one percent (1%) or (ii) the maximum amount permitted under applicable laws.

(c)	Billing Disputes. If a Party disputes in good faith that all or any portion of an invoice is payable under this Agreement, it shall, within thirty (30) days of receipt of such invoice, pay the portion of such statement which it does not dispute and shall give prompt written notice to the other Parties of the disputed amount and the basis on which such Party disputes such amount. A Party shall not be in default of this Agreement for failing to pay all or any portion of a statement within thirty (30) days of receipt of such statement if such Party so reasonably disputes the unpaid portion of such statement in accordance with this section and pays to the other Party the amount finally determined to be due to the other Party as set forth above, together with the interest provided below. If there is a disputed amount, the Parties shall, in good faith, seek to resolve such dispute within fifteen (15) days of receipt of the notice of such dispute, failing which resolution, the parties may pursue any and all legal remedies available to such party.

(d)	Taxes. To the extent that any of the Services are subject to any sales, value added or similar taxes, the respective fees payable for such Services shall be increased by the amount of such tax to the extent imposed on, and payable by, the Party providing such Services and permissible under applicable law.

Article IV.          Confidentiality and Non-Disclosure

Section	4.01 Confidentiality

(a)	Because of this Agreement, the Parties may have access to information that is confidential to one another ("Confidential Information"). Confidential Information shall include without limitation data or information relating to ideas, intellectual property, concepts, know-how, processes, formulas, costs, developments, experimental works, works in process, trade secrets, the terms and pricing under this Agreement and all information relating to the business of either Party. This shall include Confidential Information which is designated as confidential as well as oral or written information which should reasonably be deemed confidential by the Party to which it was disclosed regardless of whether it is designated as confidential. A Party's Confidential Information shall not include any information which (i) becomes part of the public domain through no act or omission of the other Party; (ii) is lawfully acquired by the other Party from a third party without any breach of confidentiality; or (iii) is disclosed by a Party to a third party without any known obligation of confidentiality. The Parties agree to maintain the confidentiality of the Confidential Information and to protect as a trade secret any portion of the other Party's Confidential Information by preventing any unauthorized copying, use, distribution, installation or transfer of possession of such information. Each Party agrees to maintain at least the same procedures regarding Confidential Information that it maintains with respect to its own Confidential Information.

(b)	The Parties acknowledge that any use or disclosure of the other Party's Confidential Information in a manner inconsistent with the provisions of this Agreement may cause the non-disclosing Party irreparable damage for which remedies other than injunctive relief may be inadequate, and both Parties agree that the non-disclosing Party shall be entitled to receive from a court of competent jurisdiction injunctive or other equitable relief to restrain such use or disclosure in addition to other appropriate remedies.

(c)	The terms and provisions of this Article III shall survive any termination of this Agreement for any reason for a period of one (1) year.

Article V. TERM AND TERMINATION

Section	5.01 Term. The term of this Agreement shall commence on the Effective Date and shall continue until expiration of the final Service Period unless terminated earlier in accordance with Section 5.02.

Section	5.02 Termination

(a)	Termination. Each of the Services and/or this Agreement in its entirety may be terminated:

(i)	At the election of a non-breaching Party if the other Party fails to perform or violates any material obligation of this Agreement and fails to cure such breach within fourteen (14) days after the receipt of written notice of such breach from the non-breaching Party;

(ii)	At the election of Precept upon thirty (30) days prior written notice by Precept to Truett and HDD; provided, however, that Seller’s crush and fermentation winemaking services pursuant to this Agreement may not be terminable under this Section 5.02(a)(ii).

(iii)	By mutual written agreement of the parties.

(b)	Fees upon Termination. In the event of the termination of Agreement for any reason, Seller reserves the right to invoice in advance for all Services to be performed by Seller during the termination process with payment due from Precept prior to commencing the termination process including transfer of Precept Wine.

Article VI.          INDEMNIFICATION; LIMITATION OF LIABILITY

Section 6.01       Indemnification. Each Party (the "Indemnifying Party") shall defend, indemnify and hold harmless the other and its controlling persons, officers, directors, partners, agents, employees or other representatives from and against any and all claims, losses, liabilities, damages, settlements, expenses and costs (including, without limitation, attorneys' fees and court costs) which arise out of or relate to (a) any breach of this Agreement by the other Party or (b) any third party claim brought against a Party arising from the negligent conduct of the other Party under this Agreement.

Section 6.02      Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND OR NATURE (INCLUDING LOST PROFITS) CAUSED BY OR ARISING FROM THE PERFORMANCE OR BREACH OF THIS AGREEMENT.

Section 6.03      Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, (I) NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES TO BE PROVIDED BY THAT PARTY UNDER THIS AGREEMENT.

Article VII.         MISCELLANEOUS

Section 7.01      No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

Section 7.02      Relationship of the Parties. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust or other association of any kind, each Party being individually responsible only for its obligations as set forth in this Agreement. Each Party shall provide the Services hereunder in the capacity of an independent contractor and not as an employee or agent of the other Party.

Section 7.03      Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

Section 7.04       Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

Section 7.05       Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or .pdf), each of which shall be deemed an original but all of which together will constitute one and the same instrument. Signatures of the Parties transmitted by facsimile or .pdf shall be deemed to be their original signatures for all purposes.

Section 7.06       Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 7.07       Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) 1 business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) 1 business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four (4) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth on the signature pages hereto. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

Section 7.08       Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

Section 7.09       Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Precept and Seller. No waiver by any Party of any provision of the Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 7.10       Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Section 7.11      Expenses. Except as set forth herein, each of Precept, Truett and HDD will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

Section 7.12      Arbitration.  Any dispute, controversy or claim arising out of or relating to this Agreement that cannot be amicably resolved shall be finally resolved by binding arbitration in Portland, Oregon before one arbitrator and conducted in accordance with the commercial rules of JAMS (“JAMS”). The Parties shall select an arbitrator by mutual agreement, and such arbitrator shall a licensed attorney with at least 15 years’ experience in commercial law. The Parties agree that the award of the arbitrator shall be the final and exclusive remedy between them regarding any claims, counterclaims, issues or accountings presented or pled to the arbitrator; that it shall be non-appealable; that any monetary award shall be promptly paid, free of any tax, deduction or offsets; and that any costs, fees or taxes incident to enforcing the award shall be charged against the Party resisting such enforcement. A judgment upon the award rendered by the arbitrator will be entered into a court of competent jurisdiction. The arbitrator shall determine the “prevailing Party” and such prevailing Party shall be entitled an award of its reasonable attorneys’ fees and arbitration expenses. As a condition precedent to the filing of an arbitration claim, the Parties agree to first mediate any claims between them. Any Party refusing to mediate will not prevent any other Party from pursuing their claims in arbitration. Precept and Seller will share the cost of the mediation equally. Nothing herein will be construed to prevent any Party’s use of injunction, and/or any other prejudgment or provisional action or remedy. Any such action or remedy will not waive the moving Party’s right to compel arbitration of any dispute.

Section 7.13       Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word including shall mean including without limitation.

Section 7.14      Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

Section 7.15       Force Majeure. In the event a Party is wholly or partially prevented from providing a service or services or if services are interrupted or suspended, in each case by reason of any cause beyond its reasonable control including, but not limited to, fire, storm, flood, earthquake, explosion, war, strike or labor disruption, rebellion, insurrection, quarantine, act of God, boycott, embargo, riot, or governmental law, regulation or edict (individually a “Force Majeure Event” and collectively, the “Force Majeure Events”) or for emergency inspection, maintenance, repair, or replacement of equipment or structure (provided that the Party that is to provide the Service gives the other Party to the extent reasonably practicable advance notice of such inspection, maintenance, repair or replacement), such Party shall not be obligated to deliver such service during such periods; provided that the Party that is to provide the Service give the other Party prompt notice, written or oral (but if oral, promptly confirmed in writing) of such inability and the purpose and likely duration thereof. If notice of a Force Majeure Event is not promptly given, then the Party that is to provide the Service shall only be relieved from such performance or compliance from and after the giving of such notice. Each Party will use reasonable efforts to remedy the situation and to remove, as far as possible, the cause of its inability to perform or comply and to assist the other Parties in securing any interrupted or suspended service from an alternative source for such service. The Party that is to provide the Service shall give prompt notice of the cessation of the Force Majeure Event affecting the provision of Services. If the happening of a Force Majeure Event continues for thirty (30) days or longer, the Party receiving the affected Service shall have the right to terminate the affected Service as set forth in Section 4.02 and shall have no further liability under this Agreement with respect to such terminated Service.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Transition Services Agreement to be executed as of the date and year first written above.

SELLER:	PRECEPT:

Truett-Hurst, Inc.	Precept Brands LLC

By: ________________________________	By: ___________________________________
Name: Phillip L. Hurst	Name: Mike Williamson
Title: Chief Executive Officer and President	Title: COO & CFO
Address: 125 Foss Creek Circle	Address:
Healdsburg, CA 95448

H.D.D. LLC

By: _______________________________________
Name: Phillip L. Hurst
Title: Chief Executive Officer and President
Address: 125 Foss Creek Circle
Healdsburg, CA 95448